SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2007

FRANKLIN CREDIT MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-17771	75-2243266
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

101 Hudson Street Jersey City, New Jersey (Address of principal executive offices)	07302 (Zip code)

Registrant’s telephone number, including area code: (201) 604-4402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2007, Tribeca Lending Corp. (“Tribeca”), a New York corporation and wholly-owned subsidiary of Franklin Credit Management Corporation, a Delaware corporation (the “Company”), entered into an Asset Purchase and Sale Agreement (the “Agreement”) with The New York Mortgage Company, LLC (“NYMC”), a New York limited liability company and wholly-owned subsidiary of New York Mortgage Trust, Inc., a Maryland corporation(“NYMT”). On February 14, 2007, the Company issued a press release announcing its entry into the Agreement, a copy of which is attached hereto as Exhibit 99.1.

Pursuant to the Agreement, Tribeca will offer employment to the personnel of NYMC’s wholesale mortgage loan origination business (the “Business”), including Richard Payne and Joseph Gorton, the President and Director of Operations, respectively, of the Business. Accordingly, the acquisition will significantly increase Tribeca’s resources and cost base.

Pursuant to the Agreement, Tribeca will also assume NYMC’s agreements with approximately 250 mortgage brokers to the extent they relate to originations of mortgages after effectiveness of the closing, assume NYMC’s lease for the space in Bridgewater, New Jersey used in the Business (the “Lease”), acquire the furniture, fixtures and equipment used in the Business, and assume certain mortgage applications previously put in process by NYMC (the “Pipeline”).

Tribeca will pay NYMC approximately $485,000 at closing, representing the net book value of the furniture fixtures and equipment purchased. Tribeca will also pay NYMC 50 basis points of the principal amount of each Pipeline mortgage closed during the first ninety days after closing of the acquisition.

Additionally, a payment will be made by one party to the other reflecting the changes from the date of the applicable rate-lock to the closing date of the acquisition in the cost to hedge any rate-locked fixed rate mortgage applications in the Pipeline. In the event the cost of such hedges has risen, the payment will be made by Seller to Buyer. If they have declined, the payment will be made by Buyer to Seller.

Tribeca’s indemnification obligations under the Agreement are guaranteed by the Company, and NYMC’s indemnification obligations under the Agreement are guaranteed by NYMT. The Agreement contains representations, warranties, covenants and conditions that are usual and customary for this type of transaction. The acquisition is expected to close on or about February 22, 2007 (the “Closing”).

The Lease relates to approximately 14,070 rentable square feet of office space leased from First States Investors 5200 LLC (the “Landlord”) at 1125 Route 22 West, Bridgewater, New Jersey (the “Property”). The space has been leased for use by the Business since June 2005. The initial term of the lease expires on January 31, 2011, subject to a five (5) year tenant renewal option which must be exercised prior to August 4, 2010. Under the Lease, the Landlord retained the right to relocate the tenant to comparable space in another unidentified building owned by Landlord in the event that another tenant demands such relocation in connection with such other tenant's enforcement of the exclusive use provisions of such other tenant's lease. If there is no other available space owned by Landlord within a five (5) mile radius of the Property, tenant and Landlord each may terminate the Lease.

The Lease provides for base rent of approximately $20,621 per month which increases in increments to a base rent of approximately $21,996 per month in the last year of the Lease term. The base rent for the renewal term is 95% of Landlord's then current market rental rate. In addition to the base rent, tenant is responsible for paying Landlord on account of each calendar year during the lease term,

14.7147% of the difference between (x) the Operating Expenses (as hereinafter defined) for such calendar year minus (y) the Operating Expenses for calendar year 2005. The term “Operating Expenses” is defined in the Lease to include all of Landlord's expenses and real estate taxes incurred in operating and maintaining the Property. The Company will guarantee Tribeca’s obligations under the Lease and NYMC will be released from any further obligation under the lease.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated February 15, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            FRANKLIN CREDIT MANAGEMENT CORPORATION

            By: /s/ Paul D. Colasono
          Name: Paul D. Colasono
          Title:   Chief Financial Officer and
              Executive Vice President

Date: February 15, 2007